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Exhibit 99.3

DATED                        2004

HERBALIFE INTERNATIONAL LUXEMBOURG S.a.R.L

—and—

BRIAN KANE

COMPROMISE AGREEMENT

SALANS
Clements House
14-18 Gresham Street
London EC2V 7NN
Tel: 020 7509 6000
Fax: 020 7726 6191
Ref:JHB/MJL/0209854.1

COMPROMISE AGREEMENT

THIS AGREEMENT is entered into on [      ] 2004.

B E T W E E N

1.
Herbalife International Luxembourg S.a.R.L whose registered office is at 18 Boulevard Royal, L-2449, Luxembourg (the "Company") and

2.
Brian Kane of [insert address] (the "Employee").

RECITALS

A.
The Employee and the Company have agreed that the Employee's employment with the Company will terminate, and the Employee will thereafter retire, on the terms contained in this Agreement;

B.
The Employee's employment with the Company, including but not limited to employment pursuant latterly to a certain Employment Agreement dated as of 1st April 2004, (the "Employment Agreement"), shall terminate on 30 June 2005.

C.
The Employee and the Company desire that those provisions of the Employment Agreement that expressly survive the said termination shall remain in effect (save as otherwise specified herein).

D.
The Employee and the Company wish to agree to a settlement of all claims which the Employee has or may have against the Company.

E.
The Employee and the Company also wish to agree that following the termination of the Employee's employment, the Employee and the Company, or a Group Company nominated by the Company, will enter into a consultancy agreement on certain terms.

F.
The Employee has received independent advice as to the terms and effect of this Agreement from the Adviser.

IT IS AGREED AS FOLLOWS

1.     Interpretation

1.1
In this Agreement the following expressions, unless otherwise expressly stated, shall have the following respective meanings:

1.1.1
"Adviser" means the Employee's relevant independent adviser within the meaning of s.203(3)(c) of the Employment Rights Act 1996;

1.1.2
"Consultancy Agreement" means the agreement between the Employee and the Company or a Group Company in the form attached at Schedule 3.

1.1.3
"Group" means the Company, any holding company or any subsidiary or subsidiaries for the time being of the Company or of any such holding company; "holding company" and "subsidiary" have the meanings assigned to them by Section 736 of the Companies Act 1985 as amended by the Companies Act 1989. The expressions "Group Company" and "Group Companies" shall be construed accordingly;

1.1.4
"Stock Option Plan" means the WH Holdings (Cayman Isaldnds) Ltd. Stock Option Plan.

1.1.5
"Termination Date" means 30 June 2005;

1.1.6
"European Union Right" means any right which the Employee may have under any treaty to which the United Kingdom is a party in connection with or arising out of its membership of the European Union or under any Directive, Regulation, recommendation or decision of any body directly or indirectly made pursuant to any such treaty.

1.2
References to the Company or any Group Company includes its or successors in business if the succession occurred or occurs after the Termination Date.

2.     Termination of Employment

2.1
The Employee's employment and the Employment Agreement shall terminate with effect from the Termination Date. As a result, the payment of salary to and the provision of all benefits for the Employee under or in connection with the Employment Agreement shall cease with effect from the Termination Date. Except as provided for in or pursuant to this Agreement, the Employee shall not be entitled to any further payments or benefits and shall not have any claim against any Group Company.

2.2
The Company will, subject to deductions for PAYE and national insurance (and any agreed deductions), pay the Employee's outstanding salary and any pay in lieu of any accrued holiday entitlement to the Termination Date on or before [insert date].

2.3
The Company shall reimburse the Employee any outstanding business expenses after the Employee has submitted a claim in accordance with the Company's expenses policy provided that the claim is submitted within [14] days after the Termination Date.

2.4
Any share of stock option or similar interests in securities of the Group which have been granted to the Employee under the Stock Option Plan will be dealt with in accordance with the terms of the Stock Option Plan.

3.     Conduct until the Termination Date

3.1
During the period between the date of this Agreement and the Termination Date:

3.1.1
the Employment Agreement and all its express and implied obligations, including the implied obligations of loyalty and good faith, will remain in full force and effect; and

3.1.2
the Company shall have the right to relieve the Employee of some of all of his duties and/or to require him not to attend his place of work or any other premises of the Company or any Group Company or to contact any person working for the Company or any Group Company; provided, however, that in any such instance, the Company shall continue to supply the Employee with all of his contractual entitlements including wages and any other emoluments and benefits up to and including the termination date of June 30, 2005.

4.     Claims against the Company

  The Employee could, but for this Agreement, and notwithstanding the merits of such claim, pursue a claim against the Company for unfair dismissal, wrongful dismissal and/or for breach of contract. The Employee warrants to the Company that, having taking legal advice, he has no other claims against the Company or any Group Company and knows of no facts likely to give rise to any such claim.

5.     Obligations of the Employee

5.1
In consideration of the Company entering into the Consultancy Agreement, or procuring that a Group Company shall enter into the Consultancy Agreement, the Employee will:

5.1.1
on or prior to the Termination Date, return all property of the Company and any Group Company in his possession or under his control to the Company including, without limitation,

    the laptop computer, any computer software and files, mobile telephone, keys, security pass, identification card, and credit card provided by the Company to the Employee, and all and any equipment, documents, computer disks, source codes, computer software, memoranda, records, writings, notes and any copies (whether electronic, paper or in any other form), any documents or files containing or referring to confidential information that the Employee received from the Company and all other property and materials which the Employee has in his possession, custody or power belonging to or relating to the business of the Group and the Employee shall not retain any copies save in respect of any property which the Employee requires in order to discharge his duties under the Consultancy Agreement provided that the Company approves in writing a list of such property prior to the Termination Date. Should the Employee subsequently discover that he has inadvertently retained in his possession, custody or power any such property he shall immediately return it to the Company in good order and condition;

  5.1.2
  accept that the Company, or a Group Company nominated by Company, is entering into the Consultancy Agreement in full, final and complete satisfaction of all rights of action and/or claims against the Company and/or any Group Company and/or its or their officers, agents, shareholders or employees which the Employee has or may have (including any claims or rights of action whether or not contemplated by the parties which may in future arise by reason of any judicial or legislative change in the law) arising out of or in connection with his employment or its termination or his loss of office or otherwise, in any way whatsoever, whether under statute, contract, common law or otherwise, including without limitation any claim or right of action:

  5.1.2.1
  in relation to notice or pay in lieu of notice;

  5.1.2.2
  in relation to compensation, severance payment, or any other expectations of payment or remuneration and any continued coverage of any nature or benefit on the part of the Employee;

  5.1.2.3
  under the Employment Rights Act 1996, including without limitation any claim in relation to a statutory redundancy payment, unfair dismissal, or unlawful deduction from wages;

  5.1.2.4
  under the Equal Pay Act 1970, the Sex Discrimination Act 1975, the Race Relations Act 1976 or the Disability Discrimination Act 1995;

  5.1.2.5
  under the Trade Union and Labour Relations (Consolidation) Act 1992, the National Minimum Wage Act 1998, the Employment Relations Act 1999, the Transfer of Undertakings (Protection of Employment) Regulations 1981, the Working Time Regulations 1998, the Public Interest Disclosure Act 1998, the Employment Relations Act 1999, the Maternity and Parental Leave Regulations 1999, the Trans-national Information and Consultation of Employees Regulations 1999, the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, the Employment Act 2002, the Employment Equality (Sexual Orientation) Regulations 2002, the Employment Equality (Religion or Belief) Regulations 2003, or any European Union Right;

  5.1.2.6
  in relation to any breach of the Employment Agreement including, without limitation, wrongful dismissal, unpaid salary, unpaid holiday pay or pay in lieu of holiday entitlement and/or unpaid sick pay, reimbursement of business expenses, unpaid pension contributions, private medical insurance, bonus or commission or any other contractual or discretionary benefit;

    5.1.2.7
    in relation to any office or directorship(s) of the Company or any Group Company the Employee may hold;

    5.1.2.8
    in relation to any share or stock option or bonus scheme or other profit-sharing scheme or arrangement between the Employee and the Company or any Group Company; and

    5.1.2.9
    otherwise arising under English Statute or common law and/or under European Union law, or any other claim that might be made to a Court or Employment Tribunal.

5.2
The Employee will not institute any proceedings before an Employment Tribunal or any Court or tribunal in any jurisdiction in respect of any claim within Clause 5.1 except to enforce the terms of this Agreement.

5.3
The Employee shall forthwith resign from any office, directorship and/or position that he holds in the Company or any Group Company by signing and delivering to the Company a letter in the form set out in Schedule 2, and thereafter taking such other steps as may be required by the Company to perfect any such resignation.

5.4
It is expressly agreed that this Agreement does not affect the Employee's right to bring any claims which the Employee has or may have for personal injuries (except for any injury or disease of which Employee is aware at the date hereof and/or relating to any claim within clause 5.1) or for any pension rights accrued as at the Termination Date. The Employee represents and warrants to the Company that he is not aware of any such claim nor of any facts or circumstances likely to give rise to any such claim.

5.5
The Employee agrees and acknowledges that after the Termination Date he shall not behave inconsistently with his employment having been terminated nor represent nor hold himself out as being employed by the Group.

5.6
The Employee shall on signing this Agreement, enter into the Consultancy Agreement.

5.7
To the extent that the same do not preclude the Employee from discharging his obligations to be assumed by him under the Consultancy Agreement, the Employee agrees and acknowledges that after the Termination Date he will remain bound by and shall observe and perform all and any of his express and/or implied obligations under the Employment Agreement which have and/or are capable of having effect after the Termination Date, including in particular (but without limit) any obligations relating to confidential information concerning the Group and the restrictions contained at clause 6 of the Employment Agreement.

6.     Obligations of the Company

6.1
The Company, without any admission of liability, on receipt of this Agreement duly executed by the Employee and receipt of the Advisor's Confirmation executed by the Employee's solicitor in the form set out in Schedule 1, will enter into, or nominate a Group Company to enter into, the Consultancy Agreement.

7.     Confidentiality

7.1
In consideration of the Company entering into the Consultancy Agreement, or procuring that a Group Company shall enter into the Consultancy Agreement, the Employee will not (except as required by law or by any competent regulatory authority) either himself or through any other period at any time:

7.1.1
divulge to any person, firm or company, or make use of, any trade secrets or confidential information of the Company or any Group Company (including, without limitation, relating to the Group's present or future commercial relationships) which may have come into his knowledge during the course of his employment by the Company unless such information shall come into the public domain otherwise than by unauthorised direct or indirect disclosure by the Employee; or

  7.1.2
  make public or otherwise communicate any disparaging or derogatory statements, whether in writing or otherwise concerning the Company or any Group Company or any of its or their officers or employees. The Company undertakes that it will not make public or otherwise communicate any disparaging or derogatory comments about the Employee.

7.2
The Employee acknowledges and understands that the undertakings in clause 7.1 above include an agreement on his part not to publish any such matter in any book, newspaper, periodical or pamphlet or by broadcasting on television, cable, satellite, film or any other media (including the internet) known or devised after the date of this Agreement or by communication to any third party including a representative of the press (whether on or off the record).

7.3
Each party will keep confidential the terms of this Agreement and/or the negotiations and discussions concerning this Agreement provided always that they may be disclosed by either party to their professional advisers, the Inland Revenue or as may be required by law (and in the case of the Employee, to his spouse).

8.     Proceedings

  Without prejudice to the provisions of Clauses 5.1 and 5.3, it is expressly agreed that if at any time the Employee commences proceedings against the Company and/or any Group Company and/or any of its or their officers, agents or employees in any part of the world in respect of any matter comprising the subject matters of this Agreement (save in respect of the enforcement of this Agreement and the matters referred to in Clause 5.4 or if the Employee asserts or anyone acting on behalf of the Employee asserts that this Agreement is not a valid compromise agreement or if it is so adjudged by any Court or Tribunal) then the Company shall be entitled to terminate the Consultancy Agreement forthwith without notice but that such termination shall not affect the validity of this Agreement.

9.     Indemnity

  The Employee undertakes fully to indemnify and keep indemnified immediately on demand the Company and/or any Group Company against any demand for income tax, employee's national insurance contributions, interest, penalties or costs which may become properly payable by the Company on any benefit to provided for the Employee under this Agreement, including any costs which may be incurred by any Group Company in connection with any such claim, save that this indemnity shall not apply to any sums which have already been deducted by Company from any sums paid to the Employee by the Company hereunder and any employer's national insurance contributions, except that in any and all such instances where it is feasible, the Company shall inform the Employee upon receipt of such demand so that the Employee may make any representation necessary to the Inland Revenue or such other relevant authority. If an assessment is made on the Company which may require further income tax or employee national insurance contributions, the Company will give the Employee a reasonable opportunity to comment before payment is made.

10.   Compromise Agreements

  The parties agree and acknowledge that the conditions regulating compromise agreements contained in Section 203(3) of the Employment Rights Act 1996, Section 77(4A) of the Sex Discrimination Act 1975, Section 72(4A) of the Race Relations Act 1976, Section 288(2B) of the Trades Union and Labour Relations (Consolidation) Act 1992, Section 9(3) of the Disability

  Discrimination Act 1995, Regulation 35(3) of the Working Time Regulations 1998 and Section 49(4) of the National Minimum Wage 1998, Regulation 41(4) Trans-national Information and Consultation of Employees Regulations 1999, Regulation 9 of the Part-Time Workers (Prevention of Less Favourable Treatment) Regulations 2000, Regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, Paragraph 2(2) of Part 1 to Schedule 4 of the Employment Equality (Religion or Belief) Regulations 2003, and Paragraph 2(2) of Part 1 to Schedule 4 of the Employment Equality (Sexual Orientation) Regulations 2003 or in any other legislation relating to compromise agreements or contracts are intended to be and have been satisfied.

11.   Warranties

11.1
The Employee warrants that prior to signing this Agreement:

11.1.1
he has taken advice from the Adviser as to the terms and effect of this Agreement and in particular its effect on the Employee's ability to pursue his rights before an employment tribunal; and

11.1.2
he has been advised by the Adviser that there is and was in force at the time when the advice was given a contract of insurance and/or an indemnity provided for by members of a professional body covering the risk of a claim by the Employee in respect of any losses arising in consequence of that advice.

11    Third Party Rights

  The parties intend that no term of this Agreement may be enforced by any person who is not a party to it other than any Group Company or any shareholder, director, officer or employee of the Group, other than the Employee.

12    The Law

  This Agreement is to be construed in accordance with English law and is subject to the exclusive jurisdiction of the English courts.

13    Entire Agreement

  This Agreement sets out the entire agreement between the parties in relation to the subject-matter of this Agreement and supersedes all prior discussions between them or their advisers and all statements, representations, terms and conditions, warranties, guarantees, proposals, communications and understandings relating thereto whenever given and whether orally or in writing.

14    Binding Agreement

  This Agreement will not be binding until it has been signed by the Employee and his independent advisor and returned to the Company's legal counsel, at [insert address] at which point this Agreement ceases to be without prejudice and subject to contract and becomes an open and binding agreement.

Signed		Date

For and on behalf of Company		Print Name

Signed	Employee	Date

Schedule 1

ON THE ADVISER'S FIRM'S HEADED NOTEPAPER

Confirmation of Independent Advice

I, [insert solicitor's name], of [insert name of firm and address] confirm that I am a relevant independent adviser for the purposes of Section 203(3)(c) of the Employment Rights Act 1996 and that I have given independent advice to Brian Kane of [insert address] as to the terms and effect of the above Compromise Agreement and in particular its effect on his ability to pursue his rights before an Employment Tribunal.

I confirm that there is and was at the time I gave the advice referred to above in force a contract of insurance and/or an indemnity provided for members of a professional body covering the risk of a claim by Brian Kane in respect of any loss arising in consequence of that advice.

[insert name of solicitor]	Dated	2004.

Schedule 2

Form of resignation letter from Employee to Company

To:

Dear Sirs,

I hereby resign from office as a director of                  with immediate effect. If it be necessary to do so, I agree that I will immediately on request sign or execute any further documentation needed to perfect my resignations or any of them given in this letter.

Yours faithfully,

Schedule 3

Form of Consultancy Agreement between the Employee and the Company

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